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                                                                      EXHIBIT 11


                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              MAIN 410.580.3000 FAX 410.580.3001





                                October 31, 2003


PRUDENTIAL WORLD FUND, INC.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102-4077

                  STRATEGIC PARTNERS INTERNATIONAL EQUITY FUND

Ladies and Gentlemen:

     We served as special Maryland counsel to Prudential World Fund, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form N-14 (Registration Number 811-3981) (the "Registration Statement"), initially filed on September 11, 2003, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, related to the transfer of substantially all of the assets (and subject to the assumption of the stated liabilities) of Strategic Partners International Equity Fund ("Equity Fund"), a series of Strategic Partners Style Specific Funds, a Delaware statutory trust ("Strategic Partners"), to Strategic Partners International Value Fund (the "Value Fund"), one of the portfolios of the Company, in exchange for the issuance of an undetermined number of Class A shares, Class B shares, and Class C shares (collectively, the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Value Fund. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares (the actual number of which will be determined at the time of issuance based upon relative share values) will be issued by the Company, on behalf of Value Fund, pursuant to the terms of an Agreement and Plan of Reorganization, to be dated on or about the date of closing, by and between the Company, on behalf of Value Fund, and Strategic Partners, on behalf of Equity Fund (the "Reorganization Agreement").

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) the Registration Statement, as amended to date,

          (b) the Charter of the Company, as amended, corrected, and supplemented to the date hereof (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"),

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          (c) the By-Laws of the Company, as amended and restated and in effect on the date hereof,

          (d) the form of the Reorganization Agreement, annexed to the Registration Statement,

          (e)  proceedings of the Board of Directors of the Company relating to
     (i) the organization of the Company and (ii) the authorization and issuance of the Shares (the "Resolutions"),

          (f) a Certificate of an Officer of the Company (the "Certificate"), dated the date hereof, as to certain factual matters,

          (g) a short-form Good Standing Certificate, dated a recent date, issued by the MSDAT, and

          (h) such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties, written or oral, or actions or conduct of the parties or otherwise that would modify, amend, supplement, or waive the terms of the Reorganization Agreement or the respective rights or obligations of the parties thereunder, the accuracy of the representations and warranties of the parties as set forth in the Reorganization Agreement, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate. We have also assumed, without independent investigation, that the Shares will be issued in accordance with the terms of the Resolutions authorizing their issuance.

     Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.


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          (2) The Shares have been duly authorized and, upon issuance in exchange for substantially all of the assets (and subject to the assumption of the stated liabilities) of Equity Fund in accordance with the terms of the Reorganization Agreement and the Resolutions, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

          (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

          (b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

          (c) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

          (d) We assume that the issuance of the Shares pursuant to the Reorganization Agreement will not result in the Company issuing shares in excess of the number of shares of such class authorized by the Charter at the time of issuance of the Shares.

          (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to being named in the Registration Statement under the caption "Legal Matters". In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is solely for your use in connection with the Registration Statement and the Reorganization Agreement and may not be relied on by any other person or in any other connection without our prior written approval.

                                                     Very truly yours,

                                                     /s/ Piper Rudnick LLP
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